EXHIBIT 99

   FOR IMMEDIATE RELEASE                      Contact:  Mr. Charles R. Ofner
                                                        (281) 496-5000


                   Jack Bates Sustains Damage While Under Tow

   February  25, 1997,  Houston, Texas....Reading  &  Bates Corporation  (RB-
   NYSE) announced today that the semi-submersible drilling unit "JACK BATES" sustained substantial damage on February 23, 1997 when it struck an uncharted underwater obstruction while under tow into the port of Brindisi, Italy, resulting in the loss of the forward port thruster and damages to the aft starboard thruster and underside of the pontoons. The unit had recently completed a drilling contract offshore Albania and was being towed to Brindisi to discharge equipment in preparation for continuing its mobilization to a North Sea shipyard for planned upgrades to the unit prior to commencing a drilling contract in the North Sea area. Preparations are underway to complete temporary repairs to enable the unit to be towed to a North Sea shipyard for the planned upgrade and completion of permanent repairs. The Company believes the physical damage and any business interruption sustained as a result of this incident are adequately covered by insurance.

   Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. provides, through its TOPS joint venture, a full range of field development contracting alternatives to oil and gas companies, including such services as well construction, deepwater drilling units, production facilities and reservoir risk sharing.

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